Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2020 Results

•	Q1 results significantly impacted by COVID-19 crisis
•	Executed broad actions to reduce SG&A costs in anticipation of significant revenue reductions
•	Ended the quarter with $1.1 billion of cash and cash equivalents and $600 million of untapped revolving credit facility
•	Strong increase in free cash flow and slight improvement in Days Sales Outstanding during the quarter
•	Well positioned with a Global Leadership Team with deep experience managing through economic downturns

MILWAUKEE, April 21, 2020 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $0.03 per diluted share for the three months ended March 31, 2020 compared to $0.88 per diluted share in the prior year period.  Net earnings in the quarter were $1.7 million compared to $53.5 million a year earlier.  Revenues for the first quarter were $4.6 billion, an 8% decline from the prior year period.

The current year quarter included restructuring costs, which reduced earnings per share by 68 cents, and a previously disclosed non-cash pension settlement charge, which reduced earnings per share by 11 cents.

Financial results in the quarter were also impacted by the stronger U.S. dollar relative to foreign currencies compared to the prior year period. Earnings per share in the quarter were not impacted by changes in foreign currencies compared to the prior year but were negatively impacted 3 cents excluding restructuring costs and pension settlement charges.  On a constant currency basis, revenues decreased 6% and net earnings per diluted share decreased 95%.  Excluding the impact of the restructuring costs and pension settlement charges, on a constant currency basis, net earnings per diluted share decreased 39%.

Cash and cash equivalents at the end of the quarter amounted to $1.1 billion, representing an increase from the preceding quarter. An ongoing focus on collections activity resulted in a slight improvement in Days Sales Outstanding compared to the prior year.  A $600 million revolving credit facility, which expires in 2023, remains unused and, combined with our existing cash position, provides significant liquidity. Free cash flow was very strong at $172 million in the quarter, representing an $80 million increase from the year ago period.

“The COVID-19 crisis has significantly disrupted the global economy, our clients and the demand for our services. The speed and magnitude of change in market conditions in the last few weeks of March was unlike anything we have seen in our over 70 year history.  Our organization moved swiftly to execute our business continuity plans and to provide necessary support to our people, our clients and our communities,” said Jonas Prising, ManpowerGroup Chairman & CEO.  “I want to thank our more than 28,000 employees for remaining steadfast in supporting our clients and associates through a very challenging environment.”

“We have a very experienced global management team that has gone through a number of recessions and we come into this crisis with clear strategic priorities and a strong balance sheet. I am very confident we will manage through this difficult period while continuing to advance key strategic initiatives. I believe this will allow us to emerge from this crisis better positioned to capture growth and market share. As we cannot forecast when governments in certain major markets will be lifting current work restrictions, we will not be providing guidance for our second quarter earnings.”

ManpowerGroup repurchased 871,000 shares of common stock for $64 million during the quarter.

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 21, 2020 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/ .

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2020 ManpowerGroup was named one of the World's Most Ethical Companies for the eleventh year - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding the anticipated financial and operational impacts of the COVID-19 pandemic and the Company’s efforts to respond to such impacts, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results.  The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors.  These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risks and uncertainties arising from the COVID-19 global pandemic and related governmental actions that are discussed in the Company’s Periodic Report on Form 8-K filed on April 21, 2020, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2020	2019	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,619.1	$5,044.9	-8.4%	-5.9%
Cost of services	3,895.1	4,240.1	-8.1%	-5.5%
Gross profit	724.0	804.8	-10.0%	-7.7%
Selling and administrative expenses	686.3	699.3	-1.9%	0.6%
Operating profit	37.7	105.5	-64.2%	-62.7%
Interest and other expenses	20.5	11.9	73.3%
Earnings before income taxes	17.2	93.6	-81.6%	-80.1%
Provision for income taxes	15.5	40.1	-61.2%
Net earnings	$1.7	$53.5	-96.8%	-96.0%
Net earnings per share - basic	$0.03	$0.88	-96.6%
Net earnings per share - diluted	$0.03	$0.88	-96.6%	-95.5%
Weighted average shares - basic	58.7	60.6	-3.8%
Weighted average shares - diluted	59.0	61.0	-3.2%

(a)

Revenues from services include fees received from our franchise offices of $3.3 million and $5.6 million for the three months ended March 31, 2020 and 2019, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $82.3 million and $243.0 million for the three months ended March 31, 2020 and 2019, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2020	2019	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$610.9	$623.2	-2.0%	-2.0%
Other Americas	400.1	407.0	-1.7%	6.1%
	1,011.0	1,030.2	-1.9%	1.2%
Southern Europe:
France	1,093.8	1,306.1	-16.2%	-13.7%
Italy	327.7	356.4	-8.0%	-5.3%
Other Southern Europe	523.2	446.3	17.2%	18.3%
	1,944.7	2,108.8	-7.8%	-5.5%
Northern Europe	1,068.5	1,200.5	-11.0%	-7.9%
APME	594.9	705.4	-15.7%	-14.0%
	$4,619.1	$5,044.9	-8.4%	-5.9%
Operating Unit Profit:
Americas:
United States	$2.3	$16.6	-86.1%	-86.1%
Other Americas	14.3	15.2	-5.9%	-2.2%
	16.6	31.8	-47.8%	-46.0%
Southern Europe:
France	38.0	55.3	-31.3%	-29.1%
Italy	14.2	20.3	-30.4%	-28.1%
Other Southern Europe	0.8	11.0	-91.9%	-94.2%
	53.0	86.6	-38.8%	-37.1%
Northern Europe	(14.1)	1.9	N/A	N/A
APME	16.9	20.6	-17.7%	-17.4%
	72.4	140.9
Corporate expenses	(27.8)	(27.9)
Intangible asset amortization expense	(6.9)	(7.5)
Operating profit	37.7	105.5	-64.2%	-62.7%
Interest and other expenses (b)	(20.5)	(11.9)
Earnings before income taxes	$17.2	$93.6

(a)

In the United States, revenues from services include fees received from our franchise offices of $3.0 million and $3.6 million for the three months ended March 31, 2020 and 2019, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $76.5 million and $156.9 million for the three months ended March 31, 2020 and 2019, respectively.

(b)	The components of interest and other expenses were:
	2020	2019
Interest expense	$11.1	$10.2
Interest income	(3.7)	(1.5)
Foreign exchange loss	3.1	2.9
Miscellaneous expense	10.0	0.3
	$20.5	$11.9

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	Mar.31	Dec.31
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,099.5	$1,025.8
Accounts receivable, net	4,748.5	5,273.1
Prepaid expenses and other assets	211.1	185.6
Total current assets	6,059.1	6,484.5
Other assets:
Goodwill	1,233.1	1,260.1
Intangible assets, net	260.2	268.6
Operating lease right-of-use asset	415.7	448.5
Other assets	570.4	618.8
Total other assets	2,479.4	2,596.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	584.5	605.5
Less: accumulated depreciation and amortization	446.1	462.2
Net property and equipment	138.4	143.3
Total assets	$8,676.9	$9,223.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,300.0	$2,474.9
Employee compensation payable	168.2	206.4
Accrued liabilities	531.2	545.4
Accrued payroll taxes and insurance	582.0	649.7
Value added taxes payable	446.3	504.0
Short-term borrowings and current maturities of long-term debt	47.8	61.0
Total current liabilities	4,075.5	4,441.4
Other liabilities:
Long-term debt	995.6	1,012.4
Long-term operating lease liability	316.7	336.7
Other long-term liabilities	650.1	671.8
Total other liabilities	1,962.4	2,020.9
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,381.1	3,370.6
Retained earnings	3,495.8	3,494.1
Accumulated other comprehensive loss	(505.8)	(441.0)
Treasury stock, at cost	(3,752.1)	(3,681.9)
Total ManpowerGroup shareholders' equity	2,620.2	2,743.0
Noncontrolling interests	18.8	18.5
Total shareholders' equity	2,639.0	2,761.5
Total liabilities and shareholders' equity	$8,676.9	$9,223.8

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31
	2020	2019
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$1.7	$53.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18.6	19.4
Deferred income taxes	(5.0)	2.0
Provision for doubtful accounts	5.2	4.3
Share-based compensation	4.6	4.6
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	378.3	29.4
Other assets	—	(19.4)
Other liabilities	(222.4)	8.1
Cash provided by operating activities	181.0	101.9
Cash Flows from Investing Activities:
Capital expenditures	(9.1)	(10.0)
Acquisitions of businesses, net of cash acquired	0.8	3.5
Cash used in investing activities	(8.3)	(6.5)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(9.6)	2.3
Proceeds from long-term debt	0.3	0.4
Repayments of long-term debt	(0.1)	(0.1)
Payments of contingent consideration for acquisitions	—	(0.6)
Proceeds from share-based awards	10.0	0.9
Other share-based award transactions	(6.5)	(5.4)
Repurchases of common stock	(63.8)	(101.0)
Cash used in financing activities	(69.7)	(103.5)
Effect of exchange rate changes on cash	(29.3)	(17.5)
Change in cash and cash equivalents	73.7	(25.6)
Cash and cash equivalents, beginning of period	1,025.8	591.9
Cash and cash equivalents, end of period	$1,099.5	$566.3